Exhibit 10.2

      Employment, Confidentiality, Non-competition, and Severance Agreement
                                   (Agreement)

1. Recitations and Date. This Agreement is entered into by and between Effective Management Systems, Inc. (EMS) and Thomas M. Dykstra, its Vice President, Secretary, and Treasurer (Executive) as of the 19th day of March, 1999. It is entered into in recognition and acknowledgement of the significant, crucial, and continuing beneficial and valuable services being performed by Executive at the request of EMS.

2. Employment. EMS hereby agrees to employ Executive and Executive agree to continue his employment with EMS. The term of this Agreement shall run from this date until the Separation Date as hereafter defined, unless the parties mutually agree otherwise (Term).

3. Duties. During the Term, Executive shall continue to perform the duties of the position he now has, as reasonably determined by the Board, consistent with the level of authority and responsibility he now has (Duties).

4. Compensation. Executive's base salary shall not, during the Term, be reduced from its current level unless there is a corporate wide reduction applicable to all executives of EMS, in which case his then current base salary shall be proportionally reduced for the duration of such reduction. Executive shall receive such bonuses and stock options as are determined by the Compensation Committee of the Board.

5. Benefits. Executive shall continue to receive benefits equivalent to those he presently receives, including health, dental, life, disability, and auto, and such other benefits as are generally made available to employees and executives of EMS.

6. Reaffirmation of Inventions and Non-disclosure Agreement. Executive acknowledges the ongoing obligation he has to EMS to disclose and assign inventions as well as maintain the confidentiality of proprietary and sensitive business information pursuant to the agreement presently in effect between the parties dated February 12, 1981, a copy of which is attached hereto for reference purposes.

7. No Prior Agreements. Except as set forth in paragraph 6, the parties acknowledge that this is the sole agreement between them with respect to these subject matters and, to the extent any such prior agreements exist, whether verbal or written, they are hereby revoked.

8. Non-Solicitation of Employees. For one year from the Separation Date, regardless of cause or initiating party, Executive shall not, directly or indirectly, induce or attempt to induce any employee of EMS, including its presently existing Affiliates (at least 50% of the voting stock owned by EMS), to leave the employ of EMS.

9. Noncompetition. During the Term of this Agreement and for a period equal to the length of any Severance period thereafter, Executive shall not directly or indirectly, own any interest in (other than not more than 5% passive stock ownership in a publicly traded company), participate in, consult with, or render any services for any business which is planning, considering, or does develop, market, or service ERP software anywhere in the United States in the mid-market segment (businesses with up to $100 million in annual revenue). Notwithstanding the above, this restriction shall not apply to Executive becoming employed by the Synergex
       Corporation after an Asset Change in Control involving the Synergex Corporation.

10. Separation Date. Separation Date is the date either party elects to terminate this Agreement. the consequences of such termination depend on the party initiating the termination and the circumstances associated with such termination.

       a. If Executive quits for a non Event reason or is terminated for Cause, there shall be no Severance (each term as hereafter defined) and Executive shall receive only such benefits and compensation as any terminating employee would be entitled to such as accrued vacation pay and earned but not yet paid compensation.
       b. If EMS terminates Executive without Cause at any time hereafter, Executive shall be entitled to receive Severance for a period of 9 months, whether the termination i) preceded a Change in Control,
              ii) followed an Asset Change in Control, or iii) followed a Shareholder Change in Control.
       c. If EMS materially changes the Duties of Executive at any time after the date of this Agreement (an Event), Executive may elect to treat such action as a termination under b) above and the appropriate Severance shall apply depending on whether circumstance i), ii), or iii) is present, except that in the event of an Asset Change in Control, the consequent change in authority and responsibility solely resulting from such reduction in business operations, shall not be deemed an Event without the requisite Board change.

11.    Definitions.

       a. Cause shall mean i) a final non-appealable felony conviction which substantially impairs employee's ability to perform his duties or
              ii) intentional bad faith conduct which causes demonstrable serious financial injury to EMS evidenced by a binding final judgement, order, or decree.

       b. Change in Control shall mean the acquisition by any corporation or group of associated persons acting in concert, excluding Affiliates, if any, of EMS as of this date, of an aggregate of more than i) 25% of the outstanding shares of voting stock of EMS coupled with or followed by the election as directors of EMS of persons who were not directors at the time of such acquisition and such persons shall become a majority of the Board (Shareholder Change in Control) or ii) 50% of the assets of EMS (as reasonably determined by EMS' auditors according to generally accepted accounting principles) coupled with the same director change as in i) (Asset Change in Control) except that a sale of EMS' installed base assets to Synergex Corporation, whether or not 50% of the assets and with or without the director change, shall be deemed an Asset Change in Control.

       c. Severance shall mean the making in advance of payments to Executive (without any withholdings), equivalent to his gross monthly base salary amount, for 9 months with a lump sum payment of any remaining payments due for the duration of Severance at the 10th month. Severance shall also include continuation for the entire Severance period of health, dental, group life, and disability as then in effect but not less than in effect as of this date. Severance shall also include, regardless of Severance period duration, 6 months continuing use of his company car, car phone, lap top, and company voice and email, and 6 months executive outplacement with R I Thompson or equivalent. Severance shall also effect an amendment to any outstanding option grants immediately accelerating the vesting of all then unvested options and extending the time to exercise all vested options to 12 months from such date. In the case of a Synergex Asset Change in Control, the severance payments period shall be 8 months and include a payment equivalent to the forgiveness of Executive's personal debt to EMS of approximately $35,000 plus payment of the difference, as reasonably determined by EMS, to gross up the total to cover applicable state and federal taxes from the forgiveness, which forgiveness shall occur and gross up payment shall be made at the closing date of such transaction.

12. Legal Interpretation. If any provision of this Agreement is found to be in conflict with provisions of any applicable law, the parties desire that such conflict not invalidate the entire Agreement and that it be construed to invalidate only the conflicting provisions and where possible to reduce the duration or scope of a conflicting provision to the maximum permitted by law. This Agreement shall be governed by the laws of the State of Wisconsin without giving effect to any choice of law or conflict of law rules or provisions.

13. Other Terms. Both parties agree that any public announcement of any separation, except for Cause, shall require their mutual consent as to the content, subject only to SEC or equivalent requirements. The parties also agree not to, at any time, make any comments concerning the other to media, prospective or actual employers, employees, customers, or prospects which could be reasonably construed as being in any way derogatory or negative of the other.

14. Costs of Enforcement In an enforcement action relating to this Agreement, the prevailing party, whether claimant or respondent, following a final non-appealable decision, shall be immediately reimbursed by the other party for all its reasonable out-of-pocket costs incurred during such action including attorneys' fees.

15. Successors. This Agreement shall inure to the benefit of and be binding upon the successors and assigns, heirs, executors, and administrators of the parties except that Executive may not assign or delegate his duties hereunder.

16. Termination. This Agreement may be terminated only upon mutual written agreement of the parties.


Signed at Milwaukee, WI upon the date set forth above.

Effective Management Systems, Inc.                   Executive


By: _________________________               By: ___________________________
         Title                                                an individual

Witness: ___________________                Witness: ______________________